EXHIBIT 99.1



                     AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

            AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES LITIGATION

TULSA, OKLAHOMA, OCTOBER 9, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced today litigation has been initiated against the company in the United States District Court for the Eastern District of Louisiana by The Wiser Oil Company (`Wiser"). The complaint seeks a declaratory judgment to interpret the terms of an agreement between ANEC and Wiser. In its complaint, Wiser alleges that it has a contractual right to participate in oil and gas interests which ANEC may acquire pursuant to its Joint Development Agreement with Exxon/Mobil Corporation in acreage which surrounds ANEC's Bayou-Couba lease in Saint Charles Parish, Louisiana.

ANEC believes that it has valid defenses to all the allegations made in the complaint and will vigorously defend the case. In the event Wiser were to prevail in the litigation, Wiser would have the right to participate to the extent of 25% of the interests acquired by ANEC under the Joint Development Agreement by paying its 25% of costs relating thereto.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.